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                                      EXHIBIT 99

                                    PRESS RELEASE



BEST BUY ANNOUNCES
EXPIRATION OF CONVERSION RIGHTS
OF PREFERRED SECURITIES

MINNEAPOLIS, MARCH 10, 1998 -- Best Buy Co., Inc., on behalf of Best Buy Capital, L.P. (Partnership), a Delaware limited partnership of which Best Buy Co., Inc. is the General Partner, announced today that the Partnership has elected to exercise its right to cause the conversion rights of the holders of the Partnership's 6.5% Convertible Monthly Income Preferred Securities (Preferred Securities) to expire effective as of the close of business on Friday, April 24, 1998, the Conversion Expiration Date. The Preferred Securities are convertible at the option of the holder at any time on or prior to the Conversion Expiration Date into shares of Best Buy common stock at the conversion rate of 1.111 shares of Best Buy common stock for each Preferred Security. Based on a liquidation preference of $50 per Preferred Security, the conversion rate is equivalent to a conversion price of $45 per share of Best Buy common stock. As of the close of business on Monday, March 9, 1998, the market price of the Best Buy common stock was $66.75.

Any Preferred Securities which are not surrendered for conversion on or prior to the Conversion Expiration Date (April 24, 1998) will no longer be convertible into shares of Best Buy common stock. After April, 24, 1998, any outstanding Preferred Securities will continue to be entitled to receive cumulative, declared cash distributions from the Partnership at an annual rate of 6.5% of the liquidation preference of $50 per Preferred Security ($3.25 annually), payable monthly in arrears on the last day of each calendar month. The market price of the Preferred Securities as of the close of business on Monday, March 9, 1998 was $73.375 per Preferred Security. In the event that less than 5% of the original amount of the Preferred Securities issued remain outstanding after the Conversion Expiration Date, the Partnership will have the right to redeem the Preferred Securities, for cash, at a price of $50 per Preferred Security. If the Preferred Securities are not redeemed, they will mature on November 3, 2024 at their $50 liquidation preference.

Best Buy Co., Inc. is a Fortune 200 company operating 285 stores in 32 states. The Company retails name brand personal computers and home office products, consumer electronics, entertainment software and appliances. Best Buy's common stock is traded on the New York Stock Exchange, symbol BBY. The Preferred Securities are also traded on the New York Stock Exchange, symbol BBY PFM.

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For more information:
Susan Hoff
VP Corporate Communications & Investor Relations
(612) 947-2443
shoff@bestbuy.com


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